UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2023 (August 15, 2023)
Commission File Number: 1-35106

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chief Accounting Officer

On August 15, 2023, the Board of Directors of AMC Networks Inc. (the “Company”) appointed Michael J. Sherin III, age 53, Executive Vice President and Chief Accounting Officer of the Company effective August 17, 2023.

Mr. Sherin most recently served as Chief Accounting Officer of Wheels Up from July 5, 2023 to August 16, 2023. From August 2021 to July 4, 2023, Mr. Sherin served as Executive Vice President and Chief Accounting Officer of the Company. Prior to serving as Chief Accounting Officer, Mr. Sherin served as Senior Vice President – Financial Reporting & Technical Accounting from March 2021 to August 2021 and prior to that served as Vice President – Financial Reporting from September 2011 to March 2021. Mr. Sherin joined the Company in September 2011. Prior to joining AMC Networks Inc., Mr. Sherin served as Senior Director – Financial Reporting and Compliance at The Nature’s Bounty Co. from January 2007 through September 2011. Prior to The Nature’s Bounty Co., Mr. Sherin worked at PricewaterhouseCoopers LLP for ten years. Mr. Sherin received his degree in accounting from Providence College.

Employment Agreement with Michael J. Sherin III

In connection with Mr. Sherin’s election, Mr. Sherin and the Company entered into an employment agreement dated August 15, 2023 (the “CAO Employment Agreement”), which becomes effective as of August 17, 2023 (the “CAO Effective Date”) and expires on the third anniversary of the CAO Effective Date (the “CAO Expiration Date”). The CAO Employment Agreement provides for Mr. Sherin’s employment as Executive Vice President and Chief Accounting Officer of the Company, with a minimum annual base salary of $408,000 (subject to annual review and potential increase in the discretion of the Compensation Committee) and an annual target bonus opportunity equal to 40% of eligible base salary earnings at the discretion of the Compensation Committee, provided that for 2023, Mr. Sherin’s annual bonus will be based on his annual base salary rate and will not be pro-rated but subject to a clawback if he is terminated for “Cause”, or voluntarily resigns his employment with the Company, prior to the one year anniversary of the CAO Effective Date. Mr. Sherin will be eligible for the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums and the terms of the plans, and the opportunity to participate in the Company’s long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. It is expected that Mr. Sherin’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $340,000, as determined by the Compensation Committee.

In addition, at the next Compensation Committee meeting, Mr. Sherin will be granted an award of 13,885 restricted stock units and a cash performance award with a target value of $377,000 (the “CAO One-Time LTIP Award”).

If, prior to the Expiration Date, Mr. Sherin’s employment with the Company is terminated by the Company other than for Cause (as defined in the CAO Employment Agreement), then, subject to Mr. Sherin’s execution and effectiveness of a severance agreement satisfactory to the Company (including, without limitation, a full and complete general release in favor of the Company and its affiliates (subject to customary carve outs) and non-competition, non-solicitation, non-disparagement, confidentiality and further cooperation obligations and restrictions on Mr. Sherin), the Company will provide Mr. Sherin a cash payment in an amount equal to (less applicable withholding taxes) one and one-half times his aggregate base salary and annual target bonus (as in effect at the time of termination of employment). Sixty percent of the cash payment will be payable on the six-month anniversary of his separation date with the remaining forty percent payable on the twelve month anniversary of the separation date, provided that any portion of the first payment that is exempt from the provisions of Section 409A of the Internal Revenue Code will be payable on or before the seventy-fifth day following the separation date.

The CAO Employment Agreement contains certain covenants by Mr. Sherin, including a non-competition agreement that restricts Mr. Sherin’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company. If any payment due under the CAO Employment Agreement would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the Company will instead pay Mr. Sherin either (a) the amount of that payment or (b) the maximum amount that could be paid to Mr. Sherin without the imposition of the excise tax, depending on whichever amount results in Mr. Sherin receiving the greater amount of after-tax proceeds.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	August 18, 2023	By:	/s/ Anne G. Kelly
Anne G. Kelly
Executive Vice President and Corporate Secretary